Exhibit 7.2

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into as of the 5th day of November, 2025, by and among SETO Holdings, Inc., a Nevada corporation (“Purchaser”), and Human Brands International, Inc., a Nevada corporation (“Owner”), and Rogue One, Inc., a Nevada corporation (“Rogue One”) and the parent of Owner, Owner being the owner of 100.00% of all outstanding membership interests (the “Acquired Interests”) of CapCity Beverages, LLC, a Maryland limited liability company (the “Company”).

RECITALS

WHEREAS, Purchaser has determined to purchase the Acquired Interests from Owner on the terms and conditions set forth in this Agreement; and

WHEREAS, Owner desires to sell the Acquired Interests to Purchaser, on the terms and conditions set forth in this Agreement; and

WHEREAS, Purchaser and Owner desire to make certain representations, warranties, covenants and agreements in connection with Purchaser’s purchase of the Acquired Interests and also to prescribe various conditions to such transaction.

NOW, THEREFORE, in order to consummate this Agreement, Purchaser and Owner, in consideration of the mutual covenants and on the basis of the representations and warranties set forth, agree as follows:

Article 1. Purchase and Sale of Acquired Interests.

1.01Purchase and Sale of the Acquired Interests. Subject to the terms and conditions of this Agreement, Owner shall sell and deliver to Purchaser, on or before the Closing Date (defined below), an assignment (the “Assignment”) of the Acquired Interests, in form satisfactory to Purchaser, duly endorsed to Purchaser.

In consideration of the Acquired Interests to be sold by Owner, Purchaser shall deliver to Owner the sum of $1,000,000 (the “Purchase Price”), payable as follows:

(a)at the Closing (as defined below), a promissory note, in the form of Exhibit A attached hereto, in the principal amount of One Hundred Thousand Dollars ($100,000.00) (the “Closing Note”); and

(b)at the Closing (as defined below), 100,000 shares of Purchaser’s Series C Preferred Stock (the “Purchaser Securities”), the Certificate of Designation of which being attached hereto as Exhibit B and made a part hereof.

1.02The Closing; Closing Date. Subject to the conditions precedent set forth in this Agreement, and the other obligations of the parties set forth herein, this Agreement shall be consummated at the offices of Purchaser, on October 29, 2025, at the hour of 2:00 p.m., Central Time, or at any other place and date as the parties fix by mutual written consent (the “Closing”). Consummation shall include the delivery by Owner of the Acquired Interests, as provided in section 1.01, and the delivery by Purchaser of the Closing Note and the Purchaser Securities, as provided in Section 1.01. The date of the consummation of this Agreement is referred to as the “Closing Date”.

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1A. Further Agreements.

1A.01Rights to Delivery of Information. Following the Closing, within 30 days of each calendar quarter, Purchaser shall provide unaudited operating results of the Company to Owner. In addition, Purchaser shall deliver to Owner all market updates published by Purchaser.

1A.02Earn-Out. As additional consideration for Owner’s entering into this Agreement, Purchaser shall deliver up to $400,000 in performance-based earn-out compensation (the “Earn-Out”) to Owner, payable exclusively in Purchaser Common Stock (the “Earn-Out Shares”), based on the achievement of the following defined financial and strategic performance milestones over the two-year period immediately following the Closing Date (the “Earn-Out Period”).

(a)Performance Metrics and Payout Schedule. The Earn-Out Structure shall be, as follows:

Earn-Out Year	Gross Revenue Threshold	EBITDA Margin Threshold	Earn-Out Value	Payout Schedule
Year 1 (Months 1-12)	$2,500,000	≥ 10%	$150,000 in Earn-Out Shares*	Semi-Annual
Year 2 (Months 13-24)	$4,000,000	≥ 12%	$250,000 in Earn-Out Shares*	Semi-Annual
*	The per share value of the Purchaser Common Stock to be issued hereunder shall be equal to the value set forth in subsection (b) below.

For purposes of this Agreement, “Gross Revenue” shall mean total invoiced sales net of discounts, promotional allowances, and returns of the Company, calculated on a GAAP basis.

For purposes of this Agreement, “EBITDA” shall mean earnings before interest, taxes, depreciation, and amortization, excluding extraordinary items, non-recurring integration costs and any non-operating income/expenses of the Company.

(b)Payment and Valuation. The Earn-Out Shares shall be subject to the following terms:

(1)Fixed Price. The Earn-Out Shares shall be issued to Purchaser at a fixed price of $0.015 per share, should Purchaser have qualified an Offering Statement on Form 1-A (the “Reg A Offering”) prior to the date that is 180 days immediately following the Closing Date (the “Reg A Date”).

(2)Fallback Price. Should the Reg A Offering not have been qualified by the Reg A Date, the Earn-Out Shares shall be issued to Purchaser at a fixed price equal to the 30-day volume-weighted average price (VWAP) immediately preceding the last day of Year 1 and the last day of Year 2, respectively.

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(c)Verification; Audit. Earn-Out performance shall be verified on a semi-annual basis by an independent CPA or mutually agreed third-party auditor, at the sole expense of Purchaser. Any Earn-Out Shares that shall be due to Purchaser shall be delivered within 45 days of the last day of the relevant period. Purchaser shall provide Seller with reasonable access to the Company’s financial statements and related data to support the performance validation of each period.

(d)Catch-up Provision. Should the Company fail to achieve target results in any semi-annual period, but then achieve full-year cumulative targets results, the missed tranche of Earn-Out Shares shall be delivered to Owner, on a retroactive basis at the then-applicable per share value.

(e)Discretionary Bonus. In addition to the Earn-Out compensation described above, Purchaser may, in its sole discretion and subject to Board of Directors approval, issue up to an additional $50,000 in Purchaser Common Stock (the “Earn-Out Bonus Shares”) to Purchaser, should the Company achieve one or more of the following strategic milestones during the Earn-Out Period:

(1)Activation of at least three (3) national chain retail or DTC accounts (e.g., Total Wine, ReserveBar, Drizly); or

(2)Expansion into five (5) or more new U.S. markets with active distributor relationships.

Any Earn-Out Bonus Shares shall be delivered, if any are to be delivered, within 45 days of the last day of Year 2.

(f)Lock-up; Dilution Protection. All Earn-Out Shares and all Earn-Out Bonus Shares issued to Owner shall be subject to a six-month lock-up from the date of their respective issuances.

In no event shall Purchase be required to issue a number of Earn-out Shares and/or Earn-Out Bonus Shares that would be in excess of 4.5% of the then-total outstanding shares of Purchase Common Shares, to protect against excessive dilution.

(g)Acceleration Clause. In the event of the occurrence of any of the following during the Earn-Out Period:

(1)A change of control of Purchaser;

(2)An uplisting of Purchaser to Nasdaq or a national exchange (e.g., NYSE); or

(3)The liquidation of the Company’s assets; then

any unissued Earn-Out Shares and/or Earn-Out Bonus Shares shall be become immediately deliverable to owner, calculated pro-rata based on year-to-date performance and valued at a fixed price equal to the 30-day volume-weighted average price (VWAP) immediately preceding the issuance date thereof.

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(h)Board Observer. Throughout Earn-Out Period, Owner shall be entitled to appoint a non-voting Board Observer to Purchaser’s Strategic Integration Committee, to ensure ongoing transparency.

(i)Right to Terminate Earn-Out Rights. Notwithstanding the provisions set forth in subparagraphs (a) through (h) of this Section 1A, at any time prior to the six-month anniversary of this Agreement, Purchaser shall have the right to terminate all Earn-Out rights set forth in this Section 1A.02 by delivering to Owner the sum of $400,000 in cash by wire transfer in immediately available funds.

1A.03Registration Rights. At such time as Purchaser shall become a reporting company under the Securities Exchange Act of 19343, Owner shall have piggy-back registration rights with respect to all Earn-Out Shares then held by Purchaser. The costs of any such registration shall be borne exclusively by Purchaser.

Article 2. Representations and Warranties of Owner and Rogue One.

Owner and Rogue One represent and warrant, as of the date of this Agreement and as of the Closing Date, to Purchaser, as follows:

2.01Organization and Standing. Each of Owner, Rogue One and the Company is duly organized, validly existing and in good standing under the laws of their respective states of organization, with corporate power to own property and carry on its business as it is now being conducted. Owner and the Company is qualified to transact business as a foreign entity and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

2.02Ownership of Acquired Interests. Owner is, on the date of this Agreement, and on the Closing Date will be, the lawful owner of the Acquired Interests. Owner has the legal right and power to sell, assign and transfer the Acquired Interests. The delivery of the Acquired Interests to Purchaser pursuant to the provisions of this Agreement will transfer valid title to the shares free and clear of all liens, encumbrances, claims and other restrictions of any kind.

2.03Authorization; Enforcement. This Agreement has been duly and validly authorized by Owner and Rogue One and has been duly executed and delivered on behalf of Owner and Rogue One, and this Agreement constitutes a valid and binding agreement of Owner and Rogue One enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and except as may be limited by the exercise of judicial discretion in applying principles of equity.

2.04No Registration. Owner represents and warrants that Owner understands that the Purchaser Securities, the Earn-Out Shares and the Earn-Out Bonus Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws in reliance on the exemption provided by Section 4(a)(2) of the 1933 Act, relating to transactions not involving a public offering and corresponding state securities laws regarding non-public offerings.

2.05Investment Intent. Owner represents and warrants that the Purchaser Securities, the Earn-Out Shares and the Earn-Out Bonus Shares are not being purchased with a view to or for the resale or distribution thereof and that Owner has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

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2.06Restrictive Legend. Owner consents to the placement of the following legend, or a legend similar thereto, on the book entry statement evidencing the Purchaser Securities, the Earn-Out Shares and the Earn-Out Bonus Shares:

THE SECURITIES REPRESENTED HEREBY, INCLUDING THE SECURITIES INTO WHICH THESE SECURITIES MAY BE CONVERTED, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

2.07Receipt of Disclosure. Owner represents and warrants that it has received and reviewed disclosure regarding Purchaser set forth in Exhibit C attached hereto and made a part hereof.

2.08No Brokers or Finders. All negotiations related to this Agreement on the part of Owner and Rogue One have been accomplished solely by Owner and Rogue One without the assistance of any person employed as a broker or finder. Neither Owner nor Rogue One has done anything to give rise to any valid claims against Purchaser or the Company for a brokerage commission, finder’s fee or any similar charge.

Article 3. Representations and Warranties of Purchaser.

Purchaser represents and warrants, as of the date of this Agreement and as of the Closing Date, to Owner and Rogue One, as follows:

3.01Organization and Standing. Purchaser is duly organized, validly existing and in good standing under the laws of its state of organization, with corporate power to own property and carry on its business as it is now being conducted. Purchaser is qualified to transact business as a foreign entity and is in good standing in all jurisdictions in which it carries on business or in which any of its principal properties are located.

3.02Issuance of Securities. The Purchaser Securities, the Earn-Out Shares and the Earn-Out Bonus Shares when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances and, to the knowledge of Purchaser, will be issued in compliance with applicable state and federal laws.

3.03Authorization; Enforcement. This Agreement has been duly and validly authorized by Purchaser and has been duly executed and delivered on behalf of Purchaser, and this Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and except as may be limited by the exercise of judicial discretion in applying principles of equity.

3.04No Registration. Purchaser represents and warrants that Purchaser understands that the Acquired Interests have not been registered under the 1933 Act and applicable state securities laws in reliance on the exemption provided by Section 4(a)(2) of the 1933 Act, relating to transactions not involving a public offering and corresponding state securities laws regarding non-public offerings.

3.05Investment Intent. Purchaser represents and warrants that the Acquired Interests are not being purchased with a view to or for the resale or distribution thereof and that Purchaser has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale or distribution.

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3.06Restrictive Legend. Purchaser consents to the placement of the following legend, or a legend similar thereto, on the book entry statement evidencing the Acquired Interests:

THE SECURITIES REPRESENTED HEREBY, INCLUDING THE SECURITIES INTO WHICH THESE SECURITIES MAY BE CONVERTED, HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

3.07Receipt of Disclosure. Purchaser represents and warrants that it has received and reviewed disclosure regarding the Company.

3.08No Brokers or Finders. All negotiations related to this Agreement on the part of Purchaser have been accomplished solely by Purchaser without the assistance of any person employed as a broker or finder. Purchaser has done nothing to give rise to any valid claims against Owner or Rogue One for a brokerage commission, finder’s fee or any similar charge.

Article 4. Conditions Precedent to Obligations of Owner and Rogue One.

4.01Conditions Precedent to Closing. The obligations of Owner and Rogue One to consummate this Agreement shall be subject to the conditions precedent specified in this Article 4.

4.02Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true as of the Closing Date with the same effect as though made on the Closing Date. Purchaser shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date.

4.03No Restrictions. No action or proceeding by any governmental body or agency shall have been threatened, asserted or instituted to prohibit the consummation of the transactions contemplated herein.

Article 5. Conditions Precedent to Obligations of Purchaser.

5.01Conditions Precedent to Closing. The obligations of Owner and Rogue One to consummate this Agreement shall be subject to the conditions precedent specified in this Article 5.

5.02Truth of Representations and Warranties and Compliance With Covenants. The representations and warranties of Owner and Rogue One contained in this Agreement shall be true as of the Closing Date, with the same effect as though made on the Closing Date. Owner and Rogue One shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date.

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5.03No Restrictions. No action or proceeding by any governmental body or agency shall be threatened, asserted or instituted that prohibits the consummation of the transactions contemplated herein.

Article 6. Survival of Warranties; Expenses.

6.01Nature and Survival of Representations and Warranties. All statements of fact contained in this Agreement, or in any memorandum, certificate, letter, document or other instrument delivered by or on behalf of Owner, Rogue One, the Company or Purchaser pursuant to this Agreement shall be deemed representations and warranties made by any such party, respectively, to each other party under this Agreement. The covenants, representations and warranties of Owner, Rogue One and Purchaser shall survive the Closing Date, and all inspections, examinations, or audits on behalf of the parties and the Owner for a period of one year following the Closing Date.

6.02Expenses. Each of Purchaser and Owner shall pay all of their respective expenses arising out of this Agreement and the transactions contemplated in this Agreement, including, but not limited to, all fees and expenses of their counsel and accountants. Whether or not this Agreement is terminated, each of the parties shall bear all of their respective expenses incurred by them in connection with this Agreement and in the consummation of the transactions contemplated by, and in preparation of, this Agreement.

Article 7. Termination.

7.01Default. Purchaser or Owner may, by written notice, on or at any time prior to the Closing Date, terminate this Agreement by notice to the other party in the event:

(a)One party has determined that any material representation of the other party is untrue;

(b)The other party has defaulted under the Agreement by failing to perform any of its covenants and agreements contained in this Agreement; and

(c)Each default has not been fully cured within three (3) days after receipt of the notice specifying particularly the nature of the default.

7.02Delay. If consummation of the transaction specified in this Agreement has not occurred by 11:59 p.m., Eastern Time, on November 15, 2025, any party that is not in default in the timely performance of any of its covenants and conditions may terminate this Agreement subsequent to that time by giving written notice of termination to the other party. The written notice of termination shall be effective upon the delivery of the notice in person to an officer of the party or, if served by mail or overnight courier, upon the receipt of the notice by such party.

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Article 8. Miscellaneous.

8.01Public Announcements. Purchaser shall have the exclusive right to issue one or more press releases or otherwise make any public statements with respect to the existence of this Agreement or the transactions contemplated herein; provided, however, that Owner and Rogue One shall have the right to pre-approve any such press release or public statements, which approval shall not be unreasonably withheld; provided further, however, that Purchaser shall have the right to issue one or more press releases or otherwise make any public statements in order to comply with its obligations under relevant securities laws.

8.02Amendments. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by all parties.

8.03Waiver. Either Purchaser or Owner may, in writing:

(a)Extension of Time. Extend the time, to a date certain, for the performance of any of the obligations of any other party to this Agreement.

(b)Waiving Inaccuracies. Waive any inaccuracies and misrepresentations contained in this Agreement or any document delivered pursuant hereto made by any other party to this Agreement.

(c)Waiving Compliance With Covenants. Waive compliance with any of the covenants or performance of any obligations contained in this Agreement by any other party to this Agreement.

(d)Waiving Satisfaction of Condition Precedent or Condition Subsequent. Waive the fulfillment of any condition precedent or condition subsequent to the performance by any other party to the Agreement.

8.04Dispute Resolution.

(a)Negotiation. If a dispute arises out of or relates to this Agreement or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the parties shall attempt in good faith to resolve such dispute by negotiation.

(b)Mediation. If the dispute cannot be settled through such negotiations, the parties agree to try in good faith to settle the dispute by mediation within 20 days immediately following the 20-day period set forth in Section 8.04(a), in Las Vegas, Nevada, under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).

(c)Arbitration. If the dispute cannot be settled by mediation as set forth in Section 8.04(b), the parties agree to submit the dispute to binding arbitration in Las Vegas, Nevada, under applicable Nevada and Federal law. Such demand shall set forth the names of the other party or parties. The arbitration provided for in this Section 8.04(c) shall be conducted under the auspices of the AAA, utilizing the AAA’s applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrators shall have the authority to award any remedy or relief a Federal court in Las Vegas, Nevada, could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. The Arbitrators’ decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. If the remedy sought is a monetary award, each party shall simultaneously, on the twentieth business day following the commencement of the arbitration, submit to the Arbitrators the amount that party believes should be awarded, and with respect to compensatory damages, the Arbitrators shall make an award in whichever of the two amounts they deem most reasonable.

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8.05Assignment.

(a)Neither this Agreement nor any right created hereby shall be assignable by Owner, Rogue One or Purchaser, without the prior written consent of the other, except by the laws of succession.

(b)Except as otherwise limited elsewhere herein, this Agreement shall be binding on, and inure to the benefit of, the respective successors and assigns of the parties.

(c)Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties and their successors, any rights or remedies under this Agreement.

8.06Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, charges prepaid, provided that the communication is addressed:

(a)If to Purchaser:

SETO Holdings, Inc.

6231 Columbia Park Road

Hyattsville, Maryland 20785

E-mail: janon@seto-holdings.com

(b)If to the Owner or Rogue One:

Human Brands International, Inc.

Rogue One, Inc.

_______________

_______________

_______________

E-mail: joepoe2@rogueoneinc.com

8.07Paragraph Headings. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.08Entire Agreement. This instrument and the exhibits to this instrument contain the entire agreement between the parties with respect to the transaction contemplated by this Agreement. It may be executed in any number of counterparts, but the aggregate of the counterparts together constitute only one and the same instrument.

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8.09Effect of Partial Invalidity. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be constructed as if it never contained any such invalid, illegal or unenforceable provisions.

8.10Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.11Controlling Law. The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada.

8.12Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a party or its successors as a result of the other parties’ failure to perform any of the obligations under this Agreement. Therefore, if a party or its successor institutes any action or proceeding to enforce the provisions of this Agreement, any party opposing such action or proceeding agrees that specific performance may be sought and obtained for any breach of this Agreement.

[ SIGNATURE PAGE FOLLOWS ]

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[ Signature Page to Membership Interest Purchase Agreement ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PURCHASER:

SETO HOLDINGS, INC.

By: /s/ Janon Costley

Janon Costley

Chief Executive Officer

OWNER:

HUMAN BRANDS INTERNATIONAL, ICN.

By: /s/ Ryan Dolder

Name: Ryan Dolder

Title: CEO

ROGUE ONE:

ROGUE ONE, INC.

By: /s/ Joe Poe

Name: Joe Poe

Title: CEO

Acknowledged by CapCity Beverages, LLC:

CAPCITY BEVERAGES, LLC

By: /s/ Janon Costley

Name: Janon Costley

Title: CEO

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EXHIBIT A

Form of Closing Note

NEITHER THE ISSUANCE NOR THE SALE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

PROMISSORY NOTE

Principal Amount: $100,000.00	Issue Date: November __, 2025

SETO Holdings, Inc., a Nevada corporation (“Maker”), promises to pay to Human Brands, Inc., a Nevada corporation (“Holder”), the principal sum of One Hundred Thousand Dollars ($100,000.00) (the “Principal Balance”), together with interest accrued thereon calculated at the rate of eight percent (8%) per annum (the “Interest”), all as set forth herein (the “Note”).

The Principal Balance and accrued Interest shall be due and payable on the date that is 180 days immediately following the date on which Maker’s Offering Statement on Form 1-A (SEC File No. 024-12665) shall have been deemed “qualified” by the SEC.

Upon a default by Maker hereunder, the then-outstanding Principal Balance shall thereafter bear interest thereon at eighteen percent (18%) per annum (the “Default Rate”) until the past due amount, including interest at the Default Rate, shall have been paid in full.

In the event any payment called for by this Note would result in the violation of applicable usury laws, then any amount paid in excess of the maximum amount on interest allowed by law shall be applied towards a reduction of the outstanding principal balance.

The occurrence of any one or more of the following events shall constitute a default under this Note:

(a)failure of Maker to make any payment when due under this Note, with a grace period of fifteen (15) business days;

(b)the filing of any petition under federal bankruptcy law or any similar federal or state statute by or against Maker;

(c)an application for the appointment of a receiver for, the making of a general assignment for the benefit of creditors by, or the insolvency of Maker;

(d)the validity or enforceability of this Note is contested by Maker; or

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(e) Maker denies that it has any or any further liability or obligation hereunder.

This Note is and shall be deemed to have been made and delivered in the State of Nevada and in all respects shall be governed and construed in accordance with the laws of such State.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal courts located in Washington, D.C. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Borrower and Holder waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note, any agreement or any other document delivered in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

The word “Maker” shall include Maker’s representatives, successors and assigns and the word “Holder” shall include Holder’s representatives, successors and assigns.

Maker and all endorsers of this Note hereby waive presentment for payment, demand for payment, notice of non-payment and dishonor, protest, and notice of protest; consent to any renewals, extensions and partial payments of this Note or the indebtedness for which it is given without notice to them, and consent that no such renewals, extensions or partial payments shall discharge any party hereto from liability hereon in whole or in part.

If this Note shall be placed with an attorney for collection, Maker, endorsers and guarantors agree to pay all costs of collection, including reasonable attorneys’ fees which shall be added to the amount due under this Note and shall be recoverable with the amount due under this Note and shall be a lien on any collateral securing this Note.

Maker acknowledges and agrees that sufficient consideration has passed to render this Note valid and enforceable and waives any claim based on inadequate consideration.

IN WITNESS WHEREOF, Maker has executed this Note as of the date first above set forth.

SETO HOLDINGS, INC.

Exemplar

By: _______________________

Janon Costley

Chief Executive Officer

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EXHIBIT B

Certificate of Designation of Series C Preferred Stock of Purchaser of Closing Note

TERMS OF SERIES C PREFERRED STOCK

Section 1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as Series C Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be One Hundred Thousand (100,000).

Section 2. Stated Value. The Series C Preferred Stock shall have a stated value of $5.00 per share (the “Stated Value”).

Section 3. Fractional Shares. The Series C Preferred Stock may be issued in fractional shares.

Section 4. Voting Rights. Each share of the Series C Preferred Stock shall be entitled to one (1) vote on all matters with the outstanding shares of Company common stock (the “Common Stock”).

Section 5. Dividends. The Series C Preferred Stock shall be treated pari passu with the Common Stock, on an as-converted basis.

Section 6. Liquidation. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, payments to the holders (each, a “Holder”, collectively, the “Holders”) of Series C Preferred Stock shall be treated pari passu with the Common Stock, except that the payment on each share of Series C Preferred Stock shall be an amount equal to Five Dollars ($5.00) for each such share of the outstanding Series C Preferred Stock held by such Holder (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares), plus all dividends, if any, declared and unpaid thereon as of the date of such distribution, before any payment shall be made or any assets distributed to the holders of the Common Stock, and, after such payment, the remaining assets of the Company shall be distributed to the holders of the Common Stock.

Section 7. Conversion and Adjustments.

(a)Voluntary Conversion Right; Conversion Price. Any time following the date that is nine (9) months from issuance, the Series C Preferred Stock shall be convertible into shares of the Common Stock, as follows:

Holders of Series C Preferred Stock may convert shares of Series C Preferred Stock held by them into shares of the Common Stock. The conversion price shall be $0.05 per share (the “Conversion Price”), subject to adjustments described in this Section 7. The number of shares of Common Stock receivable upon conversion of one (1) share of Series C Preferred Stock equals the Stated Value divided by the then-Conversion Price; provided, however, that, should the closing price, as reported on OTCMarkets.com (or its successor), of the Common Stock be less than $0.05 per share (the “Adjusted Conversion Price”), then the Conversion Price shall be adjusted such that the total number of shares of the Common Stock (the “Conversion Shares”) to be issued multiplied by the Adjusted Conversion Price equals the total Stated Value of the shares of Series C Preferred Stock converted. By way of example only:

Assumed Conversion Price: $0.05/share

Assumed Adjusted Conversion Price: $0.04/share

Assumed # of Shares Converted: 100,000 shares

Total Stated Value of Shares Converted: $500,000

$500,000 ÷ $0.04 = 12,500,000 Conversion Shares

[12,500,000 x $0.04 = $500,000]

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A conversion notice (the “Conversion Notice”) may be delivered to Company by the method of the Holder’s choice (including, but not limited to, email, facsimile, mail, overnight courier or personal delivery), and all conversions shall be cashless and not require further payment from the Holder

If no objection is delivered from the Company to the Holder, with respect to any variable or calculation reflected in the Conversion Notice within 48 hours of delivery of the Conversion Notice, the Company shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such Conversion Notice and waived any objection thereto. The Company shall deliver the shares of Common Stock from any conversion to the Holder within three (3) business days of Conversion Notice delivery. If the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, then, upon request of the Holder, and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), or are effectively registered under the Securities Act, the Company shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Holder through the DTC Direct Registration System (“DRS”). If the Company is not participating in the DTC FAST program, then the Company agrees in good faith to apply and cause the approval for participation in the DTC FAST program.

(b)Partial Conversion. A Holder of shares of Series C Preferred Stock may convert any or all of such Holder's shares of Series C Preferred Stock, from time to time.

(c)Limitation on Conversions. In no event shall the Holder be entitled to convert any Series C Preferred Stock, such that the conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and the Holder’s affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Series C Preferred Stock or the unexercised or unconverted portion of any other security of the Company subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon conversion of Series C Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and the Holder’s affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934 and Regulations 13D- G thereunder, except as otherwise provided in clause (2) of such proviso, provided, further, however, that the limitations on conversion may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Company, and the provisions of the conversion limitation shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

(d)Adjustment to Conversion Price for Stock Dividends, Consolidations and Subdivisions. In case the Company at any time after the first issuance of a share of the Series C Preferred Stock shall declare or pay on the Common Stock any dividend in shares of Common Stock, or effect a subdivision of the outstanding shares of the Common Stock into a greater number of shares of the Common Stock (by reclassification or otherwise than by payment of a dividend payable in shares of the Common Stock), or shall combine or consolidate the outstanding shares of the Common Stock into a lesser number of shares of the Common Stock (by reclassification or otherwise), then, and in each such case, the Conversion Price (as previously adjusted) in effect immediately prior to such declaration, payment, subdivision, combination or consolidation shall, concurrently with the effectiveness of such declaration, payment, subdivision, combination or consolidation, be proportionately adjusted.

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(e)Adjustments for Reclassifications and Certain Reorganizations. In case the Company at any time after the first issuance of a share of the Series C Preferred Stock shall reclassify or otherwise change the outstanding shares of the Common Stock, whether by capital reorganization, reclassification or otherwise, or shall consolidate with or merge with or into any other corporation where the Company is not the surviving corporation but not otherwise, then, and in each such case, each outstanding share of the Series C Preferred Stock shall, immediately after the effectiveness of such reclassification, other change, consolidation or merger, be convertible into the type and amount of stock and other securities or property which the holder of that number of shares of the Common Stock into which such share of the Series C Preferred Stock would have been convertible before the effectiveness of such reclassification, other change, consolidation or merger would be entitled to receive in respect of such shares of the Common Stock as the result of such reclassification, other change, consolidation or merger.

(f)Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of the Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock (the “Reserve Shares”); and if at any time the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock, the Company will take such corporate action as is necessary to increase its authorized by unissued shares of the Common Stock to such number of shares as shall be sufficient for such purpose. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series C Preferred Stock.

(g)Transfer Agent Instructions. The Holder shall have the right to directly instruct the Company’s transfer agent to explicitly reserve the Reserve Shares from the Company’s authorized shares of Common Stock, solely for satisfying the conversion of the Series C Preferred Stock. In the event that an opinion of counsel, such as, but not limited to, a Rule 144 opinion, is needed for any matter related to this Series C Preferred Stock or the Common Stock, the Holder has the right to have any such opinion provided by its own counsel.

Section 8. Redemption. The Series C Preferred Stock may be redeemed by the Company at any time for a cash purchase price equal to the liquidation preference as of the redemption date; provided, however, that the Company shall provide not less than five days’ written notice ( the “Redemption Notice”) to the Holder(s) of its intent to redeem the Series C Preferred Stock; provided further, however, that the Holder(s) shall have the right to deliver a Notice of Conversion prior to the date of redemption set forth in the Redemption Notice.

Section 9. Protection Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the majority written consent of the holders of Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect adversely the holders of Series C Preferred Stock.

The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders of the Series C Preferred Stock.

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Section 10. Status of Converted Stock. In the event any shares of the Series C Preferred Stock shall be converted pursuant to Section 7 above, the shares Series C Preferred Stock so converted shall be cancelled and shall revert to the Company’s authorized but unissued Series C Preferred Stock.

Section 11. Transferability. This Series C Preferred Stock shall be transferable and may be assigned by the Holders, to anyone of their choosing without the Company’s approval subject to applicable securities laws. Each Holder of the Series C Preferred Stock covenants not to engage in any unregistered public distribution of the Series C Preferred Stock when making any assignments.

Section 12. Notices. Any notice required hereby to be given to the Holders of shares of the Series C Preferred Stock shall be deemed given if sent by email or deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

Section 13. Miscellaneous.

(a)The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation.

No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)Except as may otherwise be required by law, the shares of the Series C Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

Section 14. Waiver. Any of the rights, powers or preferences of the holders of the Series C Preferred Stock may be waived by the affirmative consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.

Section 15. No Other Rights or Privileges. Except as specifically set forth herein, the holder(s) of the shares of Series C Preferred Stock shall have no other rights, privileges or preferences with respect to the Series C Preferred Stock.

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EXHIBIT C

Disclosure With Respect to Purchaser

Pre-Qualilfication Amendment No. 1 to Information Statement on Form 1-A

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